Artisan Partners Asset Management Inc. Reports March 2019 Assets Under Management
Milwaukee, WI - April 9, 2019 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of March 31, 2019 totaled $107.8 billion. Separate accounts1 accounted for $55.8 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $52.0 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of March 31, 2019 - ($ Millions)
Growth Team
Global Opportunities	16,934
Global Discovery	240
U.S. Mid-Cap Growth	10,722
U.S. Small-Cap Growth	2,936

Global Equity Team
Global Equity	1,407
Non-U.S. Growth	22,469
Non-U.S. Small-Mid Growth	851

U.S. Value Team
Value Equity	2,436
U.S. Mid-Cap Value	4,734

International Value Team
Non-U.S. Value	19,871

Global Value Team
Global Value	18,449

Sustainable Emerging Markets Team
Sustainable Emerging Markets	201

Credit Team
High Income	3,323

Developing World Team
Developing World	2,228

Thematic Team
Thematic	687

Other Assets Under Management[2]	315

Total Firm Assets Under Management ("AUM")	$107,803
[1] Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

[2] Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com